Exhibit 99.2

Palo Verde Overview Randy Edington Analyst Conference November 7, 2008

We SAFELY and efficiently generate electricity for the long term Palo Verde's Business Plan

Improving Nuclear Generation Performance '03 '04 '05 '06 '07 APS Capacity Factors 0.874 0.837 0.774 0.707 0.79 0.894 Industry Average 0.852 0.885 0.873 0.885 Capacity Factors APS Industry Average 12 Months Ended Sept '08 Top U.S. power producer past 15 years Goal to achieve consistent site capacity factor greater than 88% Performance improvement plan underway Strengthening regulatory relationships

Net Generation 2003 2004 2005 2006 2007 2008 Net Generation 28.6 28.1 25.8 24 26.8 30 Million MW Projected

O&M Cost Trends 2003 2013 O&M Costs - APS Share 70.2 81 86.3 101.3 119.3 133.1 136.2 131.6 125.7 120.5 116.8 Expected to peak in 2008 - 2009

2003 2004 2005 2006 2007 2008 79.2 37.7 76.1 45.3 39 39 32.9 66.1 48.9 41.7 110.9 68.7 Total 112.1 103.8 125 87 149.9 107.7 Refueling and Steam Generator Replacement Outages Outage Days Projected Unit 1 Unit 2 Unit 3

Regulatory Activities Site Integrated Business Plan (SIBP) Site Integrated Improvement Plan (SIIP) Confirmatory Action Letter (CAL) Expected to be cleared by end of 2009 NRC Reactor Oversight Action Matrix Unit 3 expected to be out of Column 4 by end of 2009 License Renewal Request

License Renewal Plan to file application by end of 2008 Request to extend operating licenses by 20 years License extension process expected to take about two years

Major Capital Improvements Completed projects Steam generators Low-pressure turbines Future projects Reactor vessel heads Rapid refueling packages Cooling towers All projects in capital expenditure forecasts

Steam Generators and Low-Pressure Turbines Completed at all units in 2003 - 2007 Increased production capability 210 MW total site 61 MW APS share

Reactor Vessel Head Replacements Planned timing (during normal refueling outages): Unit 2 - Fall 2009 Unit 1 - Spring 2010 Unit 3 - Fall 2010 Estimated outage duration About 60 days/unit Projected site costs (all units) $90-100 million total project APS share 29.1% APS share 29.1% APS share 29.1% APS share 29.1% APS share 29.1% APS share 29.1% APS share 29.1% APS share 29.1% APS share 29.1% APS share 29.1% APS share 29.1% APS share 29.1%

Rapid Refueling Packages Planned timing Concurrent with reactor vessel head replacements Projected site costs (all units) $100-110 million total project APS share 29.1%

Cooling Tower Replacements Currently in design stage Projected completion: 2015 Preliminary site project cost estimate (all units) $400 million total project APS share 29.1%

The Road to Excellence - 2013 Goals Capacity factor greater than 88% Outages less than or equal to 30 days per unit Production cost less than or equal to $20 per megawatt-hour (2 cents per kWh) ISAR top quartile No NRC Findings greater than GREEN INPO 1